Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333‑58181, 333‑95863, 333‑107403, 333‑137982, 333‑144133, 333-160205, 333-169944, 333-175404, 333-190179, 333-197617, and 333-197618 on Form S‑8 of our reports dated April 29, 2015, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Apogee Enterprises, Inc. for the year ended February 28, 2015.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 29, 2015